SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. __)

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

GERMAN AMERICAN BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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GERMAN AMERICAN BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 26, 2007

We are pleased to notify you that we will hold the 2007 annual meeting of our shareholders at our corporate offices, 711 Main Street, Jasper, Indiana 47546, on Thursday, April 26, 2007, at 10:00 a.m., Central Time, for the following purposes:

1.	To elect three directors to hold office until the annual meeting of shareholders in the year 2010 and until their successors are elected and have qualified.

2.	To transact such other business as may properly come before the meeting.

Our Board of Directors has established the close of business on March 1, 2007 as the "record date" for this annual meeting. This means that you are entitled to vote at this meeting if our stock records show that you owned our Common Shares at that time.

We invite you to attend this annual meeting in person. Even if you plan to attend, please complete, sign and date the accompanying proxy and return it to our agent promptly in the enclosed postage-paid envelope - or, vote by Internet or by telephone by following the instructions in the accompanying Proxy Statement.

GERMAN AMERICAN BANCORP, INC.

KENNETH L. SENDELWECK Secretary

March 23, 2007
Jasper, Indiana

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS OF
GERMAN AMERICAN BANCORP, INC.

to be held April 26, 2007

INTRODUCTION

Our Board of Directors solicits your proxy for its use at our 2007 annual meeting of shareholders, and at any adjournment or adjournments of that meeting. Our 2007 annual meeting will be held on Thursday, April 26, 2007, at our principal executive offices, 711 Main Street, Jasper, Indiana 47546. We are mailing this proxy statement, together with our 2006 annual report (Form 10-K) and a proxy card, to our shareholders on or about March 23, 2007.

INFORMATION ABOUT THE MEETING AND VOTING

Purposes of the Meeting

The purposes of the annual meeting are:

•	to elect three directors of our Company, each to hold office until the 2010 annual meeting of our shareholders and until their successors are elected and qualified, and

•	to transact such other business as may properly come before the annual meeting.

Shareholders Entitled to Vote at the Meeting

Our Board of Directors has established the close of business on March 1, 2007 as the "record date" for this annual meeting. This means that you are entitled to vote at this meeting (and any adjournments) if our records show that you owned our Common Shares at that time. As of this record date, 11,029,612 of our common shares were issued and outstanding. Each issued and outstanding common share as of the record date is entitled to one vote on each matter properly to come before the annual meeting and can be voted only if the record owner of that share, determined as of the record date, is present in person at the meeting or represented by proxy.

Voting Shares By Proxy That You Hold In Your Name

You have three choices:

•
VOTE BY INTERNET -www.proxyvote.com. Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2007. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located on that card to obtain your records and create an electronic voting instruction form.

•
VOTE BY PHONE - 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2007. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located on that card and then follow the simple instructions the Vote Voice provides you.

•	VOTE BY MAIL. Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or mail it to German American Bancorp, Inc. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Voting Shares That You Hold in Brokerage or Similar Accounts

Many shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the annual meeting. Your broker , bank, or nominee will send you voting instructions for you to use in directing the broker, bank or nominee in how to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the internet.

Your Choices

The Board recommends that you vote FOR the election of the three individuals named as its nominees in this proxy statement (Proposal 1 on the proxy card) but you may withhold from us your authority to vote for any or all of these individuals. If any other matter is properly brought before the annual meeting, we - through the individuals named on the enclosed proxy card acting as our Proxy Committee, or their designees - will vote your shares on that matter in accordance with the discretion and judgment of the Proxy Committee.

Required Vote to Elect Directors

Our Directors are elected by a plurality of the votes cast, in person or by proxy, by shareholders entitled to vote at the annual meeting for that purpose. A "plurality" means receiving a higher number of votes than any other candidate; the three nominees receiving the most "FOR" votes will be elected directors. If there are only three nominees, a quorum is established and a vote is held on the election at which such nominees each receive at least one vote, all of them will be elected.

Effect of Withholding of Authority to Vote for Directors

Our Proxy Committee will not cast a vote in respect of shares that are represented by proxy for the election of any nominee with respect to whom voting authority has been withheld. Those shares will therefore not be considered in determining whether that nominee has received the requisite plurality of votes cast, but will be considered "present" for quorum purposes.

Voting on Possible Other Matters

We are not aware that any person intends to propose that any matter, other than the election of directors, be presented for consideration or action by our shareholders at our annual meeting. If any such other matter should properly come before the meeting, however, favorable action on such matter would generally require the affirmative vote of a majority of the votes cast, unless our articles of incorporation or bylaws or applicable law require otherwise. If you vote by proxy, you will be granting our Proxy Committee authority to vote your shares on any such other matter in accordance with their discretion and judgment.

Quorum Requirements

A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy of shareholders holding a majority of the total outstanding shares of our Company's common stock will constitute a quorum at the annual meeting. Common shares that are represented by a proxy that directs that the shares be voted to abstain (where abstention is an option; abstention is not an option with respect to any election of directors) or to withhold a vote on matters, and "broker non-votes", will nevertheless be counted in determining whether a quorum is present. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.

Revocation of Proxies or Voting Instructions

A shareholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the annual meeting by (a) filing written notice of revocation with the Secretary of our Company, (b) requesting, by not later than April 18, 2007, that we cause ADP to mail to you a new proxy card, and executing and delivering that new proxy card, bearing a later date, to ADP acting as our agent, or (c) appearing at the annual meeting and voting in person after notifying our on-site election tellers prior to the convening of the annual meeting of his or her intent to vote in person. A shareholder of record who has given voting instructions by the Internet or by phone may revoke those instructions by communicating his or her new voting instructions in the same manner, and subject to the same time deadlines, as he or she delivered the original instructions; in that event, his or her latest instructions in effect at the cut-off time will be given effect and all earlier instructions will be deemed revoked. Beneficial owners who have directed their broker, bank or nominee as to how to vote their shares should contact their broker, bank or nominee for instructions as to how they may revoke or change those voting directions.

Solicitation of Proxies

Our Board of Directors is making this solicitation of proxies for our annual meeting. Our Company will bear all costs of such solicitation, including the cost of preparing and mailing this proxy statement and the enclosed form of proxy. After the initial mailing of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

PROPOSAL 1
ELECTION OF DIRECTORS

Our full Board currently consists of eleven Directors. The Board is divided into three classes, with two classes having four directors and one class having three Directors. The Directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the shareholders elect one class of Directors at each annual meeting.

The current composition of the Board is:

Class of Directors with terms expiring at this annual meeting:	Douglas A. Bawel William R. Hoffman J. David Lett Chet L. Thompson

Class of Directors with terms expiring at 2008 annual meeting:	Christina M. Ernst Gene C. Mehne Mark A. Schroeder Larry J. Seger

Class of Directors with terms expiring at 2009 annual meeting:	Richard E. Forbes U. Butch Klem Michael J. Voyles

William R. Hoffman and Chet L. Thompson are not eligible (by reason of the age limit stated by our Bylaws) to stand for re-election to the Board upon completion of their current terms, and will be retiring from service to our Company at that time. In recognition of their retirements, and in order to assist in equalizing the sizes of the classes of the Board, Larry J. Seger, whose term of office as a Director otherwise would have expired at the annual meeting in 2008, has agreed to stand for re-election to the Board in 2007 for a new three-year term.

Therefore, our Board at its meeting held February 12, 2007, approved the recommendations of the Governance/Nominating Committee:

•	that the full Board size be reduced (effective at the time of the election of directors at this year's annual meeting) to nine (divided into three classes of three each);

•	that Director Seger's class position be moved to the class of directors to be elected at this year's annual meeting; and

•	that Douglas A. Bawel, J. David Lett, and Larry J. Seger be nominated by the Board for election at this year's annual meeting.

If elected, each of the Board's three nominees will serve on the Board until the annual meeting in 2010, or until their successors are duly elected and qualified in accordance with the Company's Bylaws. If any of these nominees should become unable to accept election, our Proxy Committee may vote for other person(s) selected by the Board. The Board has no reason to believe that any of the three nominees for election named below will be unable to accept election.

The tables on the following pages present certain information concerning our Board's nominees for election at this year's annual meeting, followed by information concerning those Board members who are not standing for election this year, including our two retiring members. This information includes their present principal occupations, which have been the same for the last five years, unless otherwise noted.

Following these tables is information concerning our corporate governance and committee structures. We have noted in the tables the Committee memberships of those directors who serve on those standing committees about which information is provided elsewhere in this document, namely our Compensation/Human Resources, Audit, Governance/Nominating, and Long-Term Incentives Awards Committees. Our directors also serve on other committees of our Board and the board of the Company's banking subsidiary that are not required to be described by this Proxy Statement and which are therefore not identified in these listings.

Elsewhere in this proxy statement you will find information concerning:

•	the numbers of shares of our common stock that are beneficially owned by each of our directors (see "OWNERSHIP OF OUR COMMON SHARES BY OUR DIRECTORS AND EXECUTIVE OFFICERS");

•	information regarding the compensation of our directors (see "EXECUTIVE AND DIRECTOR COMPENSATION)."

We urge you to review all of this information when deciding how to vote on Proposal 1.

Your Board recommends that you vote FOR all three nominees named below.

Nominees For Election as Directors With Terms Expiring at the 2010 Annual Meeting:

Douglas A. Bawel
Age: Director Since: Committees: Principal Occupation: Other Public Company Directorships:	51 2004 Compensation/Human Resources President and Chief Executive Officer, Jasper Engines & Transmissions (manufacturer) Steel Technologies, Inc.

J. David Lett
Age: Director Since: Committees: Principal Occupation:	54 2000 Governance/Nominating Attorney, Lett & Jones (a law firm that provides legal services to the Company and its subsidiaries)

Larry J. Seger
Age: Director Since: Committees: Principal Occupation:	56 1990 Compensation/Human Resources; Governance/Nominating; Long-Term Incentive Awards President, Wabash Valley Produce, Inc. (egg and turkey production)

Continuing Directors of the Class With Terms Expiring at the 2008 Annual Meeting:

Christina M. Ernst
Age: Director Since: Committees: Principal Occupation:	57 2004 Audit Chairman and President, Miller Construction Company, Inc. (electrical contractor)

Gene C. Mehne
Age: Director Since: Committees: Principal Occupation:	62 1979 Audit President and Manager, Mehne Farms, Inc.

Mark A. Schroeder
Age: Director Since: Principal Occupation:	53 1991 President and Chief Executive Officer of the Company

Continuing Directors of the Class With Terms Expiring at the 2009 Annual Meeting:

Richard E. Forbes
Age: Director Since: Committees: Principal Occupation:
59

2006

Audit; Compensation/Human Resources

President and Chief Executive Officer of Fortune Brands Home and Healthcare, Inc. (manufacturer) (since January 2007); prior to January 2007, President and Chief Executive Officer of MasterBrand Cabinets, Inc. (manufacturer)

U. Butch Klem
Age: Director Since: Committees: Principal Occupation:	56 2004 Compensation/Human Resources; Long-Term Incentive Awards President and Chief Executive Officer, U.B. Klem Furniture Company (manufacturer)

Michael J. Voyles
Age: Director Since: Committees: Principal Occupation:	58 1998 Governance/Nominating President, Voyles Supermarket, Inc. (retail groceries), and M.J.V. Inc. (rental properties)

Retiring Directors With Terms Expiring at This Year's Annual Meeting:

William R. Hoffman
Age: Director Since: Committees: Principal Occupation:	69 1986 Audit; Governance/Nominating Farmer; Director of Patoka Valley Feeds, Inc.

Chet L. Thompson
Age: Director Since: Committees: Principal Occupation:	69 1997 Audit President, Thompson Insurance, Inc. (insurance agency)

Director Independence

In accordance with rules of The NASDAQ Stock Market, the Board affirmatively determines the independence of each Director and nominee for election as a Director. The Board has determined that each of the Directors of the Company (identified above) is independent under the definitions and interpretations of NASDAQ because none of them have any relationship with the Company that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director, except that Mark A. Schroeder is not independent because he is the President and Chief Executive Officer of the Company.

The Board has not established its own definitions (different from the definitions and interpretations of NASDAQ) for determining whether its members are independent, but rather reviews such independence determinations on the basis of the total mix of information available to the Board at the time of the making of each such determination. Included in this information are any relationships (such as the ordinary course loan transactions by the Company's bank subsidiary with members of the Board and their related persons, or the membership of directors in law firms that may provide legal services to the Company and its subsidiaries) that the Company has or may have with its directors that are disclosed in the Company's most recent proxy statement or that become known to the Board from time to time after the issuance of that proxy statement.

Subsidiary Board Memberships

All members of our Board also serve on the board of directors of German American Bancorp, our wholly-owned bank subsidiary. In addition:

•
several of our directors serve as members of the separate boards of one or more of the six banking divisions of our bank subsidiary, as follows: Ms. Ernst, First American Bank; Mr. Klem and Mr. Hoffman; The German American Bank, Mr. Lett and Mr. Thompson; Peoples Bank; Mr. Voyles, Citizens State Bank; and Mr. Schroeder, all banking divisions, and

•
Directors Bawel, Forbes, Mehne, and Schroeder are members of the boards of directors of two of our other principal operating subsidiaries, German American Financial Advisors & Trust Company and German American Insurance, Inc.

Committees and Attendance

The Board held ten meetings during 2006. All of the directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served during 2006.

The Company has standing audit, compensation and nominating committees:

•
The Audit Committee, presently consisting of Directors Ernst, Forbes, Hoffman, Mehne, and Thompson, met three times in 2006. The Audit Committee oversees the Company's accounting and financial reporting processes and the audits of the Company's financial statements.

•
The Compensation/Human Resources Committee, presently consisting of Directors Bawel, Forbes, Klem and Seger, met three times during 2006. The Compensation/Human Resources Committee sets compensation for officers other than executive officers, and makes recommendations to the Board with respect to the compensation of executive officers.

•
The Long-Term Incentive Awards Committee, presently consisting of Directors Klem and Seger, did not meet during 2006, but took action by written consent four times during 2006. The Long-Term Incentive Awards Committee makes grants of options, restricted stock and other equity awards under the Company's 1999 Long-Term Equity Incentive Plan.

•
The Governance/Nominating Committee, presently consisting of Directors Hoffman, Lett, Seger and Voyles, met two times during 2006. The Governance/ Nominating Committee assists the Board with respect to the composition, performance and functioning of the Board (including the recommendation of nominees for election or appointment to the Board) and the effectiveness of the Company's corporate structure and governance.

Each of the members of the Audit Committee, Compensation/Human Resources Committee, the Long-Term Incentive Awards Committee and the Governance/Nominating Committee is an independent director, as that term is defined by the listing standards of NASDAQ. In addition, each member of the Audit Committee satisfies the additional independence requirements specified by those listing standards for audit committee members.

Director Nominations Process

The Board adopted a charter for the Governance/Nominating Committee in 2004 and reviewed and confirmed the charter's continued adequacy and effectiveness at its annual reorganization meeting in 2006. The charter directs the Governance/Nominating Committee to evaluate candidates for nomination by the Board for election to the Board, and specifies that the Board will consider for nomination for election to the Board only those candidates who are recommended for nomination by the Governance/Nominating Committee. A current copy of the charter is available for review by shareholders in the Our Investors section, Corporate Governance subsection of the Company's web site, www.germanamericanbancorp.com.

The charter provides that, in evaluating candidates for membership on the Board, the Governance/Nominating Committee shall consider favorably those candidates who, in the Governance/Nominating Committee's judgment, (a) possess demonstrated business and financial judgment, strategic thinking, general management experience or perspective, leadership, experience in industry with comparable complexities, general knowledge of financial services industry, and familiarity with local, state, regional and national issues affecting business; (b) have a background that serves the Board's interest in a membership comprised of individuals with varied occupational experience and perspective; (c) have sufficient time to devote to the Company's business; (d) possess the highest moral and ethical character and agree to uphold and assure compliance of the Company's Code of Business Conduct; (e) have a history of community involvement and civic-mindedness; (f) are not engaged (directly or indirectly) in any activity adverse to, and do not serve on the board of directors of (or have any material ownership interest in), any other company whose interests are adverse to, or in conflict with, the Company's interests; and (g) possess the ability to oversee, as a director, the business and affairs of the Company for the benefit of all constituencies of the Company.

The charter further specifies that, in connection with each annual meeting of shareholders, the Governance/Nominating Committee will consider candidates (based on individual qualifications and the needs of the Board as determined from time to time by the Governance/Nominating Committee) that have been recommended by shareholders for nomination at the annual meeting, if the recommendations are submitted by letter addressed to the attention of the Chairman of the Governance/Nominating Committee in care of the Secretary of the Company, mailed by registered or certified mail (return receipt requested), and received by the Secretary at the Company's principal executive offices on or before December 1 of the year preceding the annual meeting for which the recommendation is made.

In addition to considering candidates who are recommended by shareholders, the Governance/Nominating Committee will meet from time to time with members of the Board, including the chief executive officer and other officers who may be members of the Board, and with other executive officers of the Company with a view to identifying persons who may be qualified to serve on the Board. The charter specifies that the Governance/Nominating Committee may also in its discretion engage a third-party search firm to assist in identifying and evaluating potential candidates. All candidates (regardless of whether identified through shareholder recommendations) shall be evaluated according to the same standards, except that (a) incumbent directors who are standing for re-election may receive preference on account of their prior experience with the business and affairs of the Company, and (b) candidates who may be considered for election to the Board pursuant to any understanding or agreement negotiated by the Company with any third party may receive preference in accordance with the special terms of such understanding or agreement.

The charter provides that the Governance/Nominating Committee shall not recommend any candidate to the Board as a nominee for election as director unless such candidate (a) will be at least 25 years of age at the time of election, (b) will not serve, at the time of election, as a director of more than two other companies that file reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (c) in the judgment of the members of the Governance/Nominating Committee, has the ability to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement, (d) has not been involved in any legal proceedings of the type described by Item 401(f) of Regulation S-K of the Securities and Exchange Commission which legal proceedings would be disclosable in the Company's next proxy statement, and (e) will satisfy the director qualification requirements established from time to time by the Company's Bylaws, unless the Governance/Nominating Committee has determined that it would be in the best interests of the Company for the Board to waive such Bylaws qualification requirements in respect of that particular candidate. In addition, the charter provides that the Governance/Nominating Committee shall consider candidates with a view to ensuring that at least two thirds of the members of the Board (assuming that all candidates recommended by the Governance/Nominating Committee are elected to the Board) will, as a result of prior service on the Board or otherwise, have business experience in the banking, insurance, or securities industries.

The Governance/Nominating Committee recommended to the Board that the three nominees named in this proxy statement, each an incumbent director, be nominated for election at this year's annual meeting.

Communication with Directors and Director Attendance at Annual Meetings

The Board has adopted a procedure by which shareholders may send communications to the Board. A copy of that procedure is available for review by shareholders in the Investors section of the Company's web site, www.germanamericanbancorp.com. Further, the Board had adopted a resolution that declares that it is the policy of this Board that all members of the Board, regardless of whether they are standing for re-election at any such meeting, are strongly encouraged to attend each annual meeting of the shareholders of the Company that occurs during their tenure on the Board. All of the members of the Board attended the 2006 annual meeting of shareholders.

OUR EXECUTIVE OFFICERS

Our executive officers are:

Name	Principal Positions	Age
Mark A. Schroeder	President and Chief Executive Officer of the Company and its bank subsidiary; Director of the Company and of all of its subsidiaries	53

Clay W. Ewing	President - Retail Financial Services of the Company and its bank subsidiary	51

Kenneth L. Sendelweck	President - Commercial Financial Services of the Company and its bank subsidiary	52

Stan J. Ruhe	Executive Vice President and Chief Credit Officer of the Company and its bank subsidiary	55

Bradley M. Rust	Chief Financial Officer, Senior Vice President - Accounting and Finance, of the Company and its bank subsidiary	40

Although the titles of our executive officers have changed from time to time during the last five years, in part due to changes in our governance structure and to the consolidation during 2006 of the charters of our subsidiary banks into a single bank charter, Mr. Schroeder has been our President and Chief Executive Officer, and each of our other executive officers has held officer positions with management responsibilities in his current functional area of responsibility for the Company and its subsidiaries, throughout this entire period of time.

OWNERSHIP OF OUR COMMON SHARES BY OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table presents certain information as of March 1, 2007, regarding the beneficial ownership of shares of our common stock by our directors and executive officers.

Name	Common Shares Beneficially Owned(1)		Percentage of Outstanding Shares
Douglas A. Bawel	5,493	(2)	*
Christina M. Ernst	12,740	(3)	*
Clay W. Ewing	40,168	(4)	*
Richard E. Forbes	8,366	(5)	*
William R. Hoffman	130,233	(6)	1.2%
U. Butch Klem	116,092	(7)	1.1%
J. David Lett	246,035	(8)	2.2%
Gene C. Mehne	21,779	(9)	*
Stan J. Ruhe	34,459	(10)	*
Bradley M. Rust	13,822	(11)	*
Mark A. Schroeder	72,845	(12)	*
Larry J. Seger	95,372	(13)	*
Kenneth L. Sendelweck	51,000	(14)	*
Chet L. Thompson	34,518	(15)	*
Michael J. Voyles	72,752	(16)	*
All present directors and executive officers of the Company as a group (15 persons)	1,071,578	(17)(18)	9.6%

*Represents less than one percent.

1 Common Shares Beneficially Owned includes shares that the indicated individual had the right to purchase by exercise of stock options on March 1, 2007, all of which were then fully vested and exercisable, and shares of "restricted stock" that were granted February 15, 2007 to the five executive officers of the Company which will vest (assuming their continued service to the Company) and become free of restrictions in December 2007, and which can be voted by the executive officers but (until such time) cannot be sold by the executive officers. Unless otherwise indicated in a footnote, each person possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by him or her, and he or she is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with him or her or by partnerships or corporations with which he or she is associated.

2 Includes 2,938 shares held by Mr. Bawel's children, and 2,000 shares that Mr. Bawel has the right to purchase upon the exercise of stock options.

3 Includes 521 shares held by Ms. Ernst's spouse and 2,000 shares that Ms. Ernst has the right to purchase upon the exercise of stock options.

4 Includes 19,183 shares that Mr. Ewing has the right to purchase upon the exercise of stock options and 1,700 shares of restricted stock. Of these shares, 5,475 are pledged.

5 Includes 1,000 shares that Mr. Forbes has the right to acquire upon the exercise of stock options.

6 Includes 35,024 shares owned by Mr. Hoffman's wife and 8,801 shares that Mr. Hoffman has the right to purchase upon the exercise of stock options.

7 Includes 19,745 shares owned jointly by Mr. Klem and his wife; 33,367 shares owned by Mr. Klem's wife; 16,534 shares held by U.B. Klem Furniture Company, of which Mr. Klem is President and Chief Executive Officer; and 2,000 shares that Mr. Klem has the right to purchase upon the exercise of stock options.

8 Includes 886 shares held jointly by Mr. Lett and his wife; 1,962 shares owned by Mr. Lett's wife; 228,614 shares held by the estate of Mr. Lett's mother; and 6,310 shares that Mr. Lett has the right to purchase upon the exercise of stock options.

9 Includes 3,453 shares owned by Mr. Mehne's wife; 1,778 shares held by the Mehne Farms, Inc. qualified plan; and 8,801 shares that Mr. Mehne has the right to purchase upon the exercise of stock options. Of these shares, 6,864 are pledged.

10 Includes 14,884 shares that Mr. Ruhe has the right to purchase upon the exercise of stock options and 1,000 shares of restricted stock.

11 Includes 6,786 shares held jointly by Mr. Rust and his wife, 5,286 shares that Mr. Rust has the right to purchase upon the exercise of stock options and 1,025 shares of restricted stock.

12 Includes 13,016 shares held jointly by Mr. Schroeder and his wife, 30,060 shares Mr. Schroeder has the right to purchase upon the exercise of stock options and 3,475 shares of restricted stock. Of these shares, 22,111 are pledged.

13 Includes 8,610 shares held jointly by Mr. Seger and his wife; 256 shares held jointly by Mr. Seger and his children; 41,625 shares owned by certain corporations or their retirement plans of which Mr. Seger is a shareholder and an executive officer of their retirement plans; and 8,801 shares that Mr. Seger has the right to purchase upon the exercise of stock options.

14 Includes 8,834 shares held jointly by Mr. Sendelweck and his wife, 22,453 shares that Mr. Sendelweck has the right to purchase upon the exercise of stock options and 1,700 shares of restricted stock. Of these shares, 7,809 are pledged.

15 Includes 8,154 shares owned by Mr. Thompson's wife; 9,018 shares held jointly by Mr. Thompson and his wife; and 8,801 shares that Mr. Thompson has the right to purchase upon the exercise of stock options.

16 Includes 3,097 shares held jointly by Mr. Voyles and his wife; 35,461 shares held by a generation skipping trust of which Mr. Voyles is trustee; and 8,801 shares that Mr. Voyles has the right to purchase upon the exercise of stock options.

17 Includes 149,181 shares that the directors and named executive officers of the Company have the right to acquire upon the exercise of stock options (all of which were exercisable at March 1, 2007), 479,679 shares as to which voting and/or investment powers were shared by members of the group with others, and 8,900 shares of restricted stock as to which executive officers had voting power but not investment power. Of these shares, an aggregate of 42,259 are pledged.

18Also includes an aggregate of 115,904 shares that are held by the Company's trust subsidiary in fiduciary accounts for customers. Our directors (by Board action) and executive officers may be deemed to have the power to direct the trust subsidiary's voting decisions with respect to all of these fiduciary shares, and to direct the trust subsidiary's disposition decisions with respect to 65,577 of these fiduciary shares. Our directors and executive officers have no pecuniary interest in any of these trust subsidiary shares. Further, any exercise by them of any power to direct the voting or disposition of these shares by the trust company would be subject to the trust company's fiduciary duties under applicable law and the governing fiduciary instruments.

PRINCIPAL OWNERS OF COMMON SHARES

We have no knowledge that any shareholder or group of shareholders beneficially owned more than five percent of the outstanding shares of our common stock as of March 1, 2007.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees. The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Chizek and Company LLC ("Crowe Chizek") for the audit of the Company's consolidated financial statements for the calendar years 2006 and 2005, the integrated audit over internal controls as required under Section 404 of the Sarbanes-Oxley Act for 2006 and 2005, the review of the interim consolidated financial statements included in quarterly reports during the years 2006 and 2005, and review of registration statements and providing related consents in 2006 of $247,400 for 2006 and $224,155 for 2005.

Audit-Related Fees. The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Chizek for audit-related services rendered during 2006 and 2005 of $30,475 for 2006 and $22,980 for 2005. These services included employee benefit plan audits, reading press releases of the Company, participating in meetings of the Company's Disclosure Committee and assistance with various accounting and reporting matters.

Tax Fees. The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Chizek for tax services rendered during 2006 and 2005 of $90,575 for 2006 and $80,910 for 2005. For both years, these services included tax return preparation, employee benefit plan information return preparation, assistance with an Indiana Department of Revenue audit, and assistance with tax reporting matters. For 2005, these services also included a review of the Nevada investment subsidiaries. For 2006, these services also included assistance with an Internal Revenue Service audit and tax consulting on internal reorganizations, acquisitions and capital gains.

Other Fees. The Company has paid, or expects to pay, fees (including cost reimbursements) to Crowe Chizek for all other services rendered during 2006 and 2005 of $0 for 2006 and $4,900 for 2005. For 2005, these services included consultations on potential acquisitions.

Pre-Approval by Audit Committee of Principal Accountant Services. The Audit Committee of the Board (or a member of the Audit Committee acting under authority delegated to him by the Audit Committee) approves in advance all services proposed to be performed for the Company or its subsidiaries by any independent registered public accounting firm that performs (or proposes to perform) audit, review or attest services for the Company or its subsidiaries. Under these SEC rules, the requirement for advance Audit Committee approval of services (other than audit, review or attest services) is waived if they were not recognized to be non-audit services at the time that the independent registered public accounting firm was engaged to provide those services, and certain other conditions are satisfied. Since the date of adoption of a pre-approval requirement by the Audit Committee in March 2003, none of the services of Crowe Chizek that were covered by the fees described above were performed without the prior approval of the Audit Committee (or the prior approval of a member of the Audit Committee acting under delegated authority) in reliance upon this waiver provision of the SEC rules.

REPORT OF THE AUDIT COMMITTEE

The Board adopted an amended and restated charter for the Audit Committee in 2004 and reviewed and confirmed the charter's continued adequacy and effectiveness at its annual reorganization meeting in 2006. The charter of the Committee is attached to this Proxy Statement as Appendix A. The charter states that the purpose of the Audit Committee is to oversee the Company's accounting and financial reporting processes and the audits of the Company's financial statements. It is not, however, the Audit Committee's responsibility under the charter to prepare and certify the Company's financial statements, to guarantee the independent registered public accounting firm's report, or to guarantee other disclosures by the Company. Audit Committee members are not employees of the Company and are not performing the functions of auditors or accountants.

Independence of Audit Committee Members

The Audit Committee is comprised of five members of the Board. All of the members of the Audit Committee are independent, as that term is defined by NASDAQ listing requirements that are applicable to the members of the Company's Audit Committee.

Review with Management and Independent Accountants

Management is responsible for the Company's internal controls and its accounting and financial reporting processes. The independent registered public accounting firm is responsible for performing an audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee's responsibility is to oversee these processes.

In this context, the Audit Committee has met and held discussions with management and with Crowe, Chizek and Company LLC, the independent registered public accounting firm for the Company, with respect to the Company's consolidated financial statements for the calendar year 2006. Management represented to the Audit Committee that the Company's consolidated financial statements as of and for the year ended December 31, 2006 were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm's independence. The Audit Committee also considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with maintaining that firm's independence.

Based upon the discussions and reviews referred to above, the Audit Committee has recommended to the Board that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:

William R. Hoffman, Chairman
Christina M. Ernst
Richard E. Forbes
Gene C. Mehne
Chet L. Thompson

EXECUTIVE AND DIRECTOR COMPENSATION

In this section, we present information and analysis concerning the Compensation/Human Resources Committee of our Board, and our compensation programs for our executive officers and directors.

OUR COMPENSATION/HUMAN RESOURCES COMMITTEE

Composition and Role of Committee

The Compensation/Human Resources Committee ("Committee") of our Board is currently composed of four members, all of whom are independent as that term is defined by NASDAQ listing standards. Two of the members of the Committee (each of whom is an independent director under NASDAQ listing standards) are also members of the Long-Term Incentive Awards Committee (which formally approves equity-related grants to executives and directors). The Committee has not yet adopted a charter but intends to do so in the spring of 2007.

Each year, the Committee has the responsibility for establishing all compensation for the Company's officers, except that:

•
the entire Board, by the vote of a majority of its members who are "independent" as that term is defined by the NASDAQ listing standards, determines, with the recommendation of the Committee, the salaries and incentive cash payment awards of the Company's executive officers, including the Company's chief executive officer (the "CEO"), and

•
the Long-Term Incentive Awards Committee of the Board formally makes the awards of any stock options, restricted stock, or other grants that may be made to executive officers by the Board under the Company's 1999 Long-Term Equity Incentive Plan (the "1999 LTI Plan").

Role of Our Executive Officers in Compensation Decisions

The CEO, on an annual basis, reviews the performance of each of the other executive officers who are named in the Company's proxy statement compensation disclosures. Based on his review and certain benchmarking data available regarding similarly situated publicly traded financial institutions in the Midwest, the CEO makes a recommendation to the Committee regarding proposed adjustments to base salary and annual short and long-term award amounts of the other executive officers. The 2006 compensation of the Company's other named executive officers was determined by the Board based upon the Committee's recommendation (which, in turn, were based upon input or recommendations from the CEO).

The CEO's compensation for 2006 for services as an officer and employee was determined by the Board (based upon the recommendations of the Committee) without the participation of the CEO in either the Board or Committee discussions or decisions. The CEO has no role in or influence over his own compensation. No other executive officers participate in the compensation decisions.

The Board did not modify or reject in any material way any action or recommendation of the Committee in respect of the compensation of the CEO or any other executive officer for 2006.

Role of Compensation Consultants in Compensation Decisions

In connection with its consideration of 2006 compensation of the Company's executive officers, the Committee considered information and recommendations by Hay Group, Inc. (a compensation consulting firm) ("Hay"). Hay was engaged by the CEO in December 2005 to provide benchmarking and compensation data for use by the Company's management and, in turn, by the Committee in setting executive compensation in 2006, and to provide analysis of the compensation of all of the executive officers of the Company and recommendations to the Committee with respect to their 2006 compensation. The CEO did not provide any instructions or directions to Hay with respect to the performance of its duties, and the CEO was not consulted by Hay with respect to Hay's analysis of the CEO's compensation and Hay's recommendation of the CEO's 2006 compensation prior to the presentation of the CEO analysis and CEO recommendation to the Committee.

Compensation Committee Interlocks And Insider Participation

During 2006, no person other than Directors Bawel, Forbes, Klem and Seger, served as a member of the Committee (or of the Long-Term Incentive Awards Committee), except Joseph F. Steurer. Mr. Steurer served on the Committee until his retirement from the Board at the 2006 annual meeting. None of such persons have at any time been an officer or employee of the Company or its subsidiaries. In addition, none of such persons (and no member of his immediate family) has had since January 1, 2006, a direct or indirect material interest in any transaction or proposed transaction in which the Company or its subsidiaries was (or is proposed to be) a participant and that required or will require disclosure as a related person transaction under the applicable SEC rules.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Objectives

We seek to compensate our executives in a fair, reasonable and competitive manner. In designing and implementing our compensation program for our executive officers, we primarily intend to:

•	attract and retain highly-skilled executives in a competitive environment; and

•	provide financial incentives intended to align the executive officers' interests with those of our shareholders.

The primary components of each named executive's compensation are:

•	base salary;

•	incentive cash compensation, and

•	long-term equity incentive compensation (paid in the form of cash compensation and restricted stock grants).

How We Set Executive Compensation

None of the named executive officers has an employment agreement with the Company. As a result, the Committee has a considerable discretion in recommending to the Board the annual compensation of the named executive officers.

In setting the compensation of the named executive officers for 2006, the Committee considered the recommendation and analysis of outside compensation consultants (Hay). The Committee also independently of Hay reviewed data (included in a published financial institution compensation survey that included financial institutions in Illinois, Indiana, Michigan and Ohio of comparable sizes) concerning the compensation provided to similarly situated executives.

In addition (as discussed below), the Committee established the short-term and long-term incentive goals for 2006 that were reflected in the balanced scorecards for 2006 based, in part, on the financial performance of the Company relative to a peer group of larger bank holding companies that it refers to as the Midwest Banking Peer Group. The companies comprising the Midwest Banking Peer Group for the 2006 calendar year were:

Horizon Bancorp	S.Y. Bancorp, Inc	Mercantile Bancorp, Inc.	First Financial Corporation

Integra Bank Corporation	First Indiana Corporation	1st Source Corporation	First Merchants Corporation

First Financial Bancorp	Republic Bancorp, Inc.	Firstbank Corporation	MainSource Financial Group, Inc.

Lakeland Financial Corporation	Main Street Trust, Inc.	MBT Financial Corporation

Compensation Components

The executive compensation program consists of three basic elements:

•	base salary,

•	short-term cash incentive awards for annual performance, and

•	long-term incentive awards granted under the 1999 LTI Plan for performance over a longer period (historically, three years).

In addition, we offer a 401(k) retirement plan and certain executive officers are eligible for an optional nonqualified deferred compensation plan. One executive officer is a participant in a frozen tax-qualified defined benefit plan.

Base Salary

The Company attempts to provide the executive officers with a base salary that is competitive with the salaries offered by the other bank holding companies of comparable size in Indiana and the surrounding states. When the Committee determined its recommended 2006 salaries, it first identified salary ranges for each executive position based on compensation data provided for 2006 by Hay. From this data, the Committee established salary ranges for the CEO and each other executive officer within the organization. These salary ranges ranged from 80% to 120% of a midpoint value, which represented approximately the median of the estimated base salaries paid to comparable positions. This midpoint value was validated by the Committee by reference to the annual compensation survey of Midwest financial institutions published by a major consulting firm. Within these ranges, the Committee determined 2006 base salary for the executive officers in accordance with the guidelines of the Company's salary administration program and performance review system.

The Committee determined its recommended CEO base salary for 2006 by applying the methodology described in the prior paragraph. Accordingly, the Committee determined a salary range between 80% and 120% of the median estimated 2006 base salary of the CEO's of other selected Midwest bank organizations. The Committee then recommended to the Board that the CEO's 2006 base salary be fixed within that range, and the Board accepted this recommendation. The Committee did not act with reference to any specific corporate or individual financial performance measure in recommending the CEO's 2006 base salary.

Short-Term Cash Incentive Awards

For services rendered during 2006, the Company continued to maintain an Executive Management Incentive Plan for certain key officers, including the executive officers named in the Summary Compensation Table below. Under this Plan, the Company pays additional compensation in the form of annual cash incentive awards rewarding performance, contingent upon the achievement of certain goals. Generally, the Plan (as it was continued for 2006) assigns each officer a "balanced scorecard." The "balanced scorecard" establishes specific corporate and shareholder-related performance goals balanced by the officer's area of responsibility, his or her business unit, and his or her expected individual level of contribution to the Company's achievement of its corporate goals. Cash incentive payments that are authorized to be paid to eligible executive officers under the Executive Management Incentive Plan are payable in quarterly installments during the year following the year in which the services were performed, and are contingent only upon such executive officer's continued employment with the Company through the date of payment of each quarterly installment.

At a February 2006 special meeting of the Board, the Board (by the vote of the members of the Board who are not "interested directors" within the meaning of the Marketplace Rules of the NASDAQ Stock Market, Inc., and at the recommendation of the Committee) established target cash incentive awards for executive officers as percentages of their 2006 base salary (which ranged from 30% to 50% of base salary, depending upon the executive), with maximum awards (payable only if performance and other criteria were substantially exceeded) of as much as 200% of the target awards. The scorecard of Mark A. Schroeder, President and Chief Executive Officer of the Company (the "CEO"), specified a target award of 50% of his base salary for 2006. As a result, if all targeted corporate and individual performance criteria were deemed to have been exceeded by the requisite amount with respect to the CEO's scorecard during 2006, the CEO could have earned a cash incentive award for his services during 2006 equal to 100% of his 2006 base salary.

Cash incentive award entitlements for services during 2006 under the scorecards were based on:

•	formula assessments of

•	2006 corporate performance, and/or

•	2006 business unit performance; and

•	formula and/or discretionary assessments of personal or departmental performance during 2006.

Corporate performance accounted (depending upon the executive) for between 70% to 80% of the total potential cash incentive scorecard award; 80% of the CEO's cash incentive scorecard related to corporate performance.

For 2006, the four selected short-term corporate performance criteria (each of equal weight) were:

•	Income/revenue measures:

•	Earnings per share growth, and

•	Revenue per salary and benefits; and

•	Consolidated balance sheet measures:

•	Growth in core deposits, and

•	Growth in core loans.

Our two income/revenue measures were benchmarked, by percentile ranking, against the performance in these two measures reported for the Midwest Banking Peer Group. The threshold percentile rankings in relation to both of these measures were fixed at the 40th percentile, the target was at the 60th percentile, and the maximum was at the 80th percentile. Actual 2006 percentile rankings for these two measures within the Midwest Banking Peer Group were the 63rd percentile for earnings per share growth and the 13th percentile for revenue per salary and benefits.

We defined core loan growth to mean the growth in the average balance of our consolidated core loans in December 2006 as compared to our average balances of our consolidated core loans in December 2005. The threshold percentage growth was 5%, the target was 8%, and the maximum was 13%. Actual 2006 core loan growth was 8.2%.

We defined core deposit growth to mean the growth in the average balance of our consolidated core deposits in December 2006 as compared to our average balances of our consolidated core deposits in December 2005. The threshold percentage growth was 3%, the target was 5%, and the maximum was 10%. Actual 2006 core deposit growth was 1.9%.

In addition, other discretionary/individual performance measures or business unit or department performance is considered. The criteria relating to business unit performance or departmental performance (if such performance was applicable to a particular executive's scorecard) were geared to performance of the business unit or department headed by each particular executive. These criteria were assigned a weighting percentage based on the executive's position and authority.

In the first quarter of 2007, the Board, upon the recommendation of the Committee, determined the cash incentive award amounts payable in 2007 to the executive officers, including the CEO, for their services during 2006, and such amounts are included in the 2006 information in the Summary Compensation Table that appears below. The Committee's recommendations were based on the Committee's assessment of the degree to which the corporate and personal goals established by the 2006 scorecards of the executive officers were achieved (which consider the ranking of the Company's performance among a variation of the peer group requirement above under "Setting Executive Compensation"). The executive officers received awards that were in each case determined in accordance with the formulas relating to the short-term corporate performance criteria established by the respective 2006 scorecards and, for those officers with a discretionary component on their 2006 scorecards, a discretionary award within the targeted ranges.

Long-Term Incentive Awards

The 1999 LTI Plan provides for the award of incentive and non-qualified stock options and other equity-based awards, including restricted stock ("LTI Awards"). The purpose of granting LTI Awards is to provide long-term incentive compensation to complement the short-term focus of annual cash incentive awards. The Long-Term Incentive Awards Committee administers the 1999 LTI Plan and the Company's 1992 Stock Option Plan.

Scorecard target amounts of LTI Awards are established upon recommendation of the Committee based upon the executive officer's level of responsibility, and are earned in proportion to the extent to which the Company has achieved certain corporate financial targets on an average basis over the three-year period ending in the year for which the scorecard is established. The Long-Term Incentive Awards Committee does not vary the dollar amount of LTI Awards to an executive officer that are earned pursuant to the Committee's recommendations.

At a special meeting of the Board in February 2006, the Board (by the vote of the members of the Board who are not "interested directors" within the meaning of the Marketplace Rules of the NASDAQ Stock Market, Inc., and at the recommendation of the Committee) established target long-term incentive awards for executive officers as percentages of their 2006 base salary (which ranged from 30% to 50% of base salary, depending upon the executive), with maximum awards (payable only if the stated corporate criteria were substantially exceeded) of as much as 200% of the target awards. The scorecard of the CEO, specified a target award of 50% of his base salary for 2006. As a result, if all targeted corporate performance criteria were deemed to have been exceeded by the requisite amount with respect to the CEO's scorecard during 2006, the CEO could have earned a cash incentive award for his services during 2006 equal to 100% of his 2006 base salary.

Long-term incentive award targets for services during 2006 under the scorecards were based on the following selected long-term corporate performance criteria, each as measured over the three-year period ending December 31, 2006 and benchmarked against a peer group (the "Long-Term Corporate Performance Criteria"):

•	return on equity (50% weight), and

•	earnings per share growth (50% weight).

We determined the extent to which the Company achieved the return on equity measure by determining the percentile rankings of the Company for return on equity within the Midwest Banking Peer Group for each of the years 2004, 2005, and 2006 and then averaging those three percentile rankings. The threshold average percentile ranking was fixed at the 40th percentile, the target was at the 60th percentile, and the maximum was at the 80th percentile. The Company’s actual three year average percentile ranking when benchmarked against the Midwest Banking Peer Group was the 44th percentile.

We determined the extent to which the Company achieved the earnings per share growth measure by determining the percentile rankings of the Company for earnings per share growth within the Midwest Publicly Held Peer Group for each of the years 2004, 2005, and 2006 and then averaging those three percentile rankings. The threshold average percentile ranking was fixed at the 40th percentile, the target was at the 60th percentile, and the maximum was at the 80th percentile. The Company’s actual three year average percentile ranking when benchmarked against the Midwest Banking Peer Group was the 57th percentile.

On February 15, 2007, the Long Term Incentive Awards Committee (in LTI Awards deemed to be earned under the 2006 scorecards) awarded Restricted Stock Awards to executive officers and other management employees under the Management Incentive Plan. Each Restricted Stock Award consisted of:

•
newly-issued common stock of the Company (subject certain restrictions and forfeiture conditions) which were deemed to have a value of $13.55 per share (based on the NASDAQ Official Closing Price of the Company's common stock on February 14, 2007), and

•	rights to receive cash payments in a dollar amount approximately equal to the dollar value of the restricted stock (which cash rights are subject to similar forfeiture conditions).

Holders of such restricted shares are entitled to dividends on such shares unless and until the shares are forfeited in accordance with the terms of the Restricted Stock Awards. All the Restricted Stock Awards will fully vest on December 15, 2007, assuming continued service of each of the holders through that time.

Retirement/Deferred Compensation Benefits

•
German American Bancorp 401(k) Savings Plan - The 401(k) Plan is a tax-qualified defined contribution plan that enables eligible employees to defer income taxation on up to 60% of their compensation (not to exceed $15,000 (for 2006) ($20,000 (for 2006) for employees age 50 or older). We currently provide fully vested matching contributions equal to 100% of each employee's pre-tax contributions up to the first 3% of compensation plus 50% of the employee's pre-tax contributions up to the next 2% of compensation.

Participants in the plan direct their the investment of their account balances and are eligible for loans, certain in-services withdrawals, and distributions upon termination of employment. All five named executive officers participate in the 401(k) Plan.

•
German American Bancorp Nonqualified Savings Plan - Under the German American Bancorp Nonqualified Savings Plan, established in 2004 (the "Nonqualified Savings Plan"), highly compensated or management employees of the Company and its subsidiaries who are specifically designated from time to time by the Committee as eligible to participate in the Plan may, through automatic payroll deduction, make employee deferral contributions between 1% and 60% of their regular earnings.

We make matching contributions under the following formula:

•
100% of the first 3% of the participant's eligible compensation contributed to the Nonqualified Savings Plan and the German American Bancorp 401(k) Savings Plan ("401(k) Plan") as "Deferral Contributions" (as defined under the respective plans) for the plan year, plus

•
50% of the next 2% of the participant's eligible compensation contributed to the Nonqualified Savings Plan and the 401(k) Plan as "Deferral Contributions" (as defined under the respective plans) for the plan year.

In no event, however, may the aggregate employer matching contributions on behalf of any participant in any plan year, considering both the matching contribution under the Nonqualified Savings Plan and any employer matching contribution under the 401(k) Plan, exceed 4% of such participant's eligible compensation.

As elected by the participant, each participant (or his or her beneficiary) will receive a lump sum or installment distribution from the Nonqualified Savings Plan, beginning upon termination of employment, retirement, early retirement or disability. The Nonqualified Savings Plan contains certain provisions which may accelerate the timing of distributions that would be triggered by certain changes of control of the Company. During 2006, the CEO was the only executive officer named in the Summary Compensation Table who had been selected to participate in the Nonqualified Savings Plan.

•
Employees Pension Plan of German American Bancorp - The Pension Plan is a frozen tax-qualified defined benefit pension plan. The plan has been frozen (meaning that no additional employees can become participants and no additional benefits are accruing under the plan) since January 1, 1999. Of the Named Executive Officers, only the Chief Financial Officer is a participant in the Pension Plan and he is 100% vested in the pension benefit.

•
Executive Supplement Retirement Income Agreement. The Chief Financial Officer participates in an Executive Supplement Retirement Income Agreement with the Company that provides for a supplemental retirement benefit in the amount of $26,340 per year for fifteen years and an additional death benefit of $10,000. The Chief Financial Officer is 100% vested in the benefit and amounts become payable upon his termination of employment or retirement. The arrangement constitute a non-qualified deferred compensation plan. The benefit is forfeited in the event he is terminated for "Cause" as described in the agreement.

Other Compensation

Detailed information regarding other compensation is provided in note 6 to the Summary Compensation below. In general, we believe that perquisites should not constitute a consequential portion of any executive officer's compensation. Moreover, certain of the perquisites provided to executive officers also provide a benefit to us. For example, we reimburse certain club dues to encourage the our executive officers to have a presence in the community to promote the business of the Company.

Tax Issues

Under Internal Revenue Code 162(m), subject to an exception for qualifying performance-based compensation, we cannot deduct compensation of over $1 million in annual compensation paid to certain executive officers. We seek to avoid payments that would not be deductible under Code Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation/Human Resources Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis,” and, based on such review and discussion, the Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement, from which it will be incorporated by reference into the Company's Annual Report on Form 10-K.

U. Butch Klem, Chairman
Douglas A. Bawel
Richard E. Forbes
Larry J. Seger

EXECUTIVE COMPENSATION

The following tabular and other information describes the compensation of our Chief Executive Officer, our Chief Financial Officer, and the three other executive officers employed at the end of 2006 who were our most highly compensated for 2006 (we refer to these individuals as our "Named Executive Officers" or "NEOs"), for their services to the Company and its subsidiaries during 2006.

Summary

The following table provides a summary of compensation for 2006 with respect to our Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (4)	All Other Compen-sation (5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark A. Schroeder, President and Chief Executive Officer	2006	246,000	___	47,086	2,676	125,053	7,578	65,575	493,968
Clay W. Ewing, President - Retail Financial Services	2006	150,000	___	23,035	___	69,815	___	25,434	268,284
Stan J. Ruhe, Executive Vice President, Chief Credit Officer	2006	117,500	___	13,550	___	33,667	___	18,728	183,445
Bradley M. Rust, Senior Vice President, Chief Financial Officer	2006	120,000	___	13,889	___	40,093	3,757	17,112	194,851
Kenneth L. Sendelweck, President -Commercial Financial Services	2006	150,000	___	23,035	___	91,805	___	24,422	289,262

(1) Amounts reported in this column represent the restricted stock portion of the LTI Awards that were granted in 2007 (based on criteria established in 2006) and become vested on December 15, 2007. While these amounts are being expensed on the Company’s audited financial statements under FAS 123R in 2007, we have decided to report these awards on the 2006 Summary Compensation Table as the awards became fixed effective February 15, 2007 and are based on performance for the three-year period ending on December 31, 2006. The cash portion of the LTI Award amounts have been reported as "Non-Equity Incentive Plan Compensation" (column (g)). These same awards are also reported in the table below entitled Grants of Plan-Based Awards.

(2) Of the NEOs, only Mr. Schroeder received a grant of stock options in 2006. The option was awarded due solely to his status as a member of the Board and was immediately and fully exercisable as of the grant date on June 1, 2006. Option awards included in Column (f) consist entirely of incentive stock options granted in 2006. Stock option grants were valued using the Black Scholes model. The portion of the value taken into account for 2006 is based on the portion of the required service period occurring in 2006. The assumptions used for purposes of valuation were as follows: (i) 5.11% annual interest rate, (ii) 22.4% volatility factor, (iii) 4.20% dividend rate, and (iv) 10-year option term.

(3) The amount in this column represents: (a) short-term cash incentive awards that were earned based on performance during 2006 under the Company's Management Incentive Plan (see "Compensation Discussion and Analysis section on Compensation Components---Short-Term Cash Incentive Awards" above) (these cash incentive awards are generally paid (subject to the executive's continued employment) to the executives in quarterly installments during the year following the year in which they were earned (in this case, 2007)), and (b) the cash portion of the LTI Awards that were based on performance for the three-year period ending December 31, 2006 and become payable and vested on December 15, 2007 (subject to the NEOs continued employment) (see "Compensation Discussion and Analysis section on Compensation Components---Long-Term Incentive Awards" above). The table below sets forth the amounts of each award based on performance for the year(s) ending December 31, 2005 and paid/vested on or before December 15, 2006 as well as the awards based on performance for the year(s) ending December 31, 2006 to be paid/vested on or before December 15, 2007. The awards to be paid/vested on or before December 15, 2007 are also reported in the table below entitled Grants of Plan-Based Awards.

	Schroeder	Ewing	Ruhe	Rust	Sendelweck
Paid/Vested on or before 12/15/2006
Short-Term Cash ($)	117,000	30,632	15,801	27,704	31,472
Long-Term Cash ($)	31,021	14,663	9,109	9,019	14,663
Long-Term Stock ($)	31,380	15,205	9,382	9,382	15,205
To be Paid/Vested on or before 12/15/2007
Short-Term Cash ($)	78,351	47,100	20,339	26,532	69,090
Long-Term Cash ($)	46,702	22,715	13,328	13,561	22,715
Long-Term Stock ($)	47,086	23,035	13,550	13,889	23,035

(4) With respect to Mr. Schroeder, the amounts specified in Column (h) are attributable entirely to earnings credits under our Deferred Director Compensation Plan in excess of the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code). Deferrals under the Deferred Director Compensation Plan ceased as of December 31, 1996. With respect to Mr. Rust, the amounts specified in Column (h) reflect (i) the increase in the present value of his accrued benefit under an Executive Supplemental Retirement Income Agreement of $3,103, and (ii) the increase in the present value of his frozen accrued benefit under the Employees' Pension Plan of German American Bancorp of $744.

(5) The amounts specified in Column (i) include the following:

Name	Perquisites & Other Personal Benefits (a) ($)	Relocation Expense Reim-bursement ($)	Payments/ Accruals on Termination Plans ($)	Company Contributions to Defined Contribution Plans ($)	Cash Dividends on Restricted Stock ($)	Life Insurance Premiums(b) ($)
Mark A. Schroeder	46,175	___	___	17,995	1,019	386
Clay W. Ewing	15,869	___	___	8,800	494	271
Stan J. Ruhe	11,665	___	___	6,410	305	348
Bradley M. Rust	9,709	___	___	7,015	305	83
Kenneth L. Sendelweck	14,857	___	___	8,800	494	271

(a) Amounts include (i) imputed income from personal use of automobile provided by the Company (for Messrs. Schroeder, Sendelweck, Ewing and Ruhe), (ii) country club dues paid by the Company (for Messrs. Schroeder, Sendelweck, and Ewing), (iii) a 15% discount off the market price of Company stock purchased by the NEOs under the Company's Employee Stock Purchase Plan, (iv) a cash "retirement allowance" (intended to help defray the cost of saving for retirement), included in the NEO’s paychecks throughout the year, and a "longevity payment," paid in December, and (vi) with respect to the CEO $18,500 of director fees (which includes a $13,500 cash payment plus $500 for each meeting of the Board actually attended by the CEO during the year).

(b) The listed NEOs receive group term life insurance coverage equal to one-times base salary. The amounts in this column reflect the imputed income on the premiums for the executive officers' coverage.

Grants of Plan-Based Awards

As noted above under the Compensation Discussion and Analysis section on “Compensation Components,” our Board at a special meeting held on February 13, 2006 adopted "balanced scorecards" that substantially established, for each of our Named Executive Officers, the Board's targeted performances during the one and three year periods ending December 31, 2006, by which they would be considered for short-term and long-term incentive grants at the conclusion of 2006. In February 2007, and based on the extent to which the Board deemed the performance criteria to be satisfied, the Board authorized the payment of short-term incentive awards (payable quarterly in 2007 in cash) to the Named Executive Officers for 2006 performance, and granted long-term awards (payable approximately one-half in restricted stock and one-half in cash) for performance for the year period 2004 through 2006. The estimated awards for services during the annual and three-year periods ended in 2006 that are reported in the following table are now fixed (based on action of the Board in February, 2007) and the actual amounts have been reported as 2006 compensation in the Summary Compensation Table, above. These awards are only contingent upon the Executive being employed with the Company as of the applicable 2007 payment/vesting date(s).

The following table provides additional information regarding grants of plan-based awards for 2006 services (based on the threshold, target and maximum award levels as they existed as of December 31, 2006 under the balanced scorecards) to the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Mark A. Schroeder	2/13/2006	92,250	184,500	369,000	2,138	4,277	8,554	___	___	___
Clay W. Ewing	2/13/2006	45,000	90,000	180,000	1,043	2,086	4,172	___	___	___
Stan J. Ruhe	2/13/2006	26,438	52,876	105,752	613	1,226	2,452	___	___	___
Bradley M. Rust	2/13/2006	27,000	54,000	108,000	626	1,252	2,504	___	___	___
Kenneth L. Sendelweck	2/13/2006	45,000	90,000	180,000	1,043	2,086	4,172	___	___	___

* As explained above, the grants of short-term and long-term awards with respect to 2006 performance were made in February 2007, but such 2007 grants were awarded with reference to performance goals that were substantially established at a special meeting of the Board held February 13, 2006. Solely for purposes of this presentation, the "grant date" is considered to be the date of the substantial establishment of the balanced scorecard performance goals at the February 13, 2006 meeting of the Board.

(1) These columns reflect the estimated threshold, target and maximum levels of the potential grants under the short-term incentive plan and the estimated cash portion of the long-term incentive plan (under the balanced scorecard performance goals that were substantially established by Board action on February 13, 2006). The actual amounts of the awards (as fixed by action of the Board on February 12, 2007) have been reported in the Summary Compensation Table, above, and details of these actual amounts are set forth in the table included in footnote 3 to the Summary Compensation Table.

(2) These columns reflect the estimated threshold, target and maximum levels of restricted shares that could be awarded under the long-term incentive plan (under the balanced scorecard performance goals that were substantially established by Board action on February 13, 2006). The estimated number of restricted shares was determined by taking one-half the projected long-term incentive award and dividing this amount by the market price of the Company’s common stock at the end of the Fiscal Year (based on the NASDAQ Official Closing Price of $14.38 for the Company's common stock on December 29, 2006). The actual numbers of the restricted shares (as fixed by action of the Board on February 12, 2007) have been reported in the Summary Compensation Table, above, and details of these actual amounts are set forth in the table included in footnote 1 to the Summary Compensation Table.

Option Exercises and Stock Vested

The following table provides information regarding stock options exercised and stock grants becoming vested in 2006 with respect to the Named Executive Officers. The stock grants consist of the restricted stock portion of the LTI Awards granted in February 2006, based on performance for the three year period ending December 31, 2005. Restrictions on these shares lapsed on the vesting date of December 15, 2006.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Mark A. Schroeder	____	____	2,425	33,465
Clay W. Ewing	823	341	1,175	16,215
Stan J. Ruhe	504	209	725	10,005
Bradley M. Rust	232	96	725	10,005
Kenneth L. Sendelweck	2,477	1,026	1,175	16,215

Outstanding Equity Awards at Fiscal Year-End

The following table includes information regarding the outstanding equity awards of each of our Named Executive Officers at December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark A. Schroeder	1,276.28 1,215.51 1,157.63 1,102.50 9,157.53 1,050.00 5,801.25 1,000.00 2,975.00 1,000.00 2,325.00 1,000.00 1,000.00	___	___	14.20 12.49 13.07 14.92 14.92 18.19 18.19 17.51 17.51 16.26 15.30 13.14 13.25	06/01/2009 06/01/2010 06/01/2011 06/03/2012 06/03/2007 06/01/2013 06/01/2008 06/03/2007 02/15/2009 06/01/2014 02/15/2010 06/01/2015 06/01/2016	___	___	3,475	49,971
Clay W. Ewing	3,996.56 4,698.75 5,500.00 3,600.00	___	___	14.59 17.96 17.51 15.30	02/15/2007 02/15/2008 02/15/2009 02/15/2010	___	___	1,700	24,446
Stan J. Ruhe	1,522.43 617.40 4,095.00 10.00 3,475.00 1,438.00 2,250.00	___	___	14.59 17.96 17.96 17.51 17.51 15.30 15.30	02/15/2007 02/15/2007 02/15/2008 02/15/2007 02/15/2009 02/15/2007 02/15/2010	___	___	1,000	14,380
Bradley M. Rust	320.71 129.15 1,575.00 133.00 1,400.00 151.00 1,000.00	___	___	14.59 17.96 17.96 17.51 17.51 15.30 15.30	02/15/2007 02/15/2007 02/15/2008 02/15/2007 02/15/2009 02/15/2007 02/15/2010	___	___	1,025	14,740
Kenneth L. Sendelweck	5,843.25 6,510.00 5,500.00 3,600.00	___	___	14.59 17.96 17.51 15.30	02/15/2007 02/15/2008 02/15/2009 02/15/2010	___	___	1,700	24,446

(1) The amounts disclosed in this column are based on the number of restricted shares granted to Named Executive Officers as part of the Board’s grant of LTI Awards effective February 15, 2007. While the long-term performance goals that were substantially adopted by Board action on February 13, 2006 contained threshold, target and maximum award levels, after the 2006 fiscal year the Board determined the actual performance of the Company as benchmarked against the relevant peer group and awarded the Named Executive Officers the restricted shares of Company stock set forth in this column. As disclosed in the Compensation Discussion and Analysis and in the Summary Compensation Table, these awards will become fully vested on December 15, 2007 if the Named Executive Officer is employed with the Company on that date.

(2) The value set forth in this column is equal to the number of restricted shares reported in column (i) multiplied by the market price of the Company’s common stock at the end of the Fiscal Year (based on the NASDAQ Official Closing Price of $14.38 for the Company's common stock on December 29, 2006).

Nonqualified Deferred Compensation.

As noted under Compensation Discussion and Analysis above under the section entitled "Retirement/Deferred Compensation Benefits," the CEO was the only Named Executive Officer eligible to participate in the Nonqualified Savings Plan in 2006. In addition, the Chief Financial Officer was the only participant in an Executive Supplement Retirement Income Agreement that provides for a supplemental retirement benefit.

The following table provides information regarding nonqualified deferred contribution and earnings credits for 2006 with respect to the Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Mark A. Schroeder (1)	13,077	9,195	3,522	0	39,605
Clay W. Ewing	___	___	___	___	___
Stan J. Ruhe	___	___	___	___	___
Bradley M. Rust	___	___	___	___	___
Kenneth L. Sendelweck	___	___	___	___	___

(1) As noted above, these amounts relate to the CEO's participation in the Nonqualified Deferred Compensation Plan.

Pension Benefits

As noted under the heading in the Compensation Discussion and Analysis, above, entitled "Retirement/Deferred Compensation Benefits," we sponsor a frozen tax-qualified defined benefit plan known as the "Employees Pension Plan of German American Bancorp." Of the Named Executive Officers, only the Chief Financial Officer participates in this Plan.

In addition, the Chief Financial Officer was the only participant in the Executive Supplement Retirement Income Agreement that provides for a supplemental retirement benefit in the fixed amount (i.e., the benefit does not further increase based on either the age or the service of the Chief Financial Officer) of $26,340 per year for fifteen years and an additional $10,000 death benefit. The Chief Financial Officer is 100% vested in the benefit and amounts become payable upon his death, disability, termination of employment or retirement. Except in cases of death or disability, the benefit will commence on the first day of the month following his 65th birthday. If he terminates employment prior to age 65 but after age 60, he may elect to commence benefits prior to age 65 but a reduction will be applied equal to 6% per year for each year in which benefits are commenced prior to age 65. Death benefits, including a $10,000 burial benefit, are payable to the Chief Financial Officer’s beneficiary under the plan.

The following table provides information regarding benefits and distributions under the Employees Pension Plan of German American Bancorp with respect to the Named Executive Officers.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Mark A. Schroeder	___	___	___	___
Clay W. Ewing	___	___	___	___
Stan J. Ruhe	___	___	___	___
Bradley M. Rust	Employees' Pension Plan of German American Bancorp	6	10,175	None
	Executive Supplement Retirement Income Agreement	13	23,235	None
Kenneth L. Sendelweck	___	___	___	___

Potential Payments on Termination or Change in Control

We are not party to any severance or other employment agreements with Named Executive Officers. In addition, we have not entered into any change in control agreements with any of the Named Executive Officers. The only potential termination/change in control benefits are as follows:

•
the 1999 LTI Plan provides that upon a change in control, and unless otherwise determined by the Board, all unvested awards become vested and all related restrictions lapse. Because all options issued under the 1999 LTI Plan are currently fully vested, only the restricted stock awarded under the 1999 LTI Plan (which will otherwise become fully vested in December 2007) would become fully vested upon a change in control;

•
as noted under Compensation Discussion and Analysis above, under the section entitled "Retirement/Deferred Compensation Benefits," the CEO was the only Named Executive Officer eligible to participate in the Nonqualified Savings Plan in 2006. As elected by the participant, he (or his or her beneficiary) will receive a lump sum or installment distribution of his deferrals and matching contributions from the Nonqualified Savings Plan, beginning upon termination of employment, retirement, early retirement or disability. In the event of a change in control of the Company, the commencement of the payment of the benefit is accelerated to the timing of the change in control;

•
as noted under Compensation Discussion and Analysis above, under the section entitled "Retirement/Deferred Compensation Benefits" and the Pension Benefit disclosure above, the Chief Financial Officer’s frozen accrued benefit under the Employees' Pension Plan of German American Bancorp (which is 100% vested) will become payable in the event that he terminates employment (although actual payments will be delayed until he turns age 65 if he terminates employment prior to age 65); and

•
as noted under the Pension Benefit disclosure above, the Chief Financial Officer’s accrued benefit under the Executive Supplement Retirement Income Agreement will become payable at age 65, unless he terminates after attaining age 60 and elects to commence a reduced early retirement benefit. Payment of the benefits under this Agreement is conditioned on the Chief Financial Officer not violating a non-competition covenant under the Agreement.

DIRECTOR COMPENSATION

The Company compensates its directors for their service to the Company and the Company's subsidiaries and banking divisions based on a twelve-month period commencing with each year's annual reorganization meeting of the Board. The Governance/Nominating Committee made a recommendation with respect to director compensation to the Board and the Board approved such recommendation at its annual reorganization meeting on April 27, 2006. For services of directors during the annual period commencing at the 2006 annual meeting, the Company compensates its directors through annual retainers paid in cash and stock options (which are earned regardless of the number of meetings held or attended, and regardless of committee membership or attendance and attendance fees (paid for meetings attended). In payment of the annual retainers, the Company, on June 1, 2006:

•
awarded each of its directors, including the CEO, an option to purchase 1,000 Common Shares of the Company exercisable for ten years at an exercise price that is not less than the market value of the stock on the date of grant, and

•	paid each of its directors, including the CEO, a cash payment of $13,500.

In addition, Company Directors are paid $500 for each meeting of the Board that they attend during this period.

All of the members of the Board served on the board of directors of at least one of the subsidiaries and/or one of the divisional bank boards during 2006. Each of such directors (other than the CEO, who as a salaried employee of the Company was ineligible) receives additional compensation for his service to such subsidiaries/divisions in the form of director fees for meetings actually attended of (i) $500 per meeting of the board of directors of German American Bancorp (our bank subsidiary) and of each of its divisional boards, and (ii) $250 per each meeting of the board of directors of German American Financial Advisors & Trust Company and German American Insurance, Inc.

The table below shows all compensation paid for 2006 to our directors who were not also our employees:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Douglas A Bawel	20,500	2,676	23,176
William R. Hoffman	20,500	2,676	23,176
J David Lett	20,500	2,676	23,176
Chet L. Thompson	19,000	2,676	21,676
Christina M. Ernst	20,500	2,676	23,176
Gene C. Mehne	21,500	2,676	24,176
Larry J. Seger	20,500	2,676	23,176
Richard E. Forbes	16,500	2,676	19,176
U. Butch Klem	20,500	2,676	23,176
Michael J. Voyles	20,500	2,676	23,176
Joseph F. Steurer*	2,500	—	2,500

*Mr. Steurer retired from the Company's Board at the annual meeting of shareholders held April 27, 2006.

(1) The options awarded were immediately and fully exercisable as of the grant date on June 1, 2006. Option awards consist entirely of non-qualified stock options granted in 2006. Stock option grants were valued using the Black Scholes model. The portion of the value taken into account for 2006 is based on the portion of the required service period occurring in 2006. The assumptions used for purposes of valuation were as follows: (i) 5.11% annual interest rate, (ii) 22.4% volatility factor, (iii) 4.20% dividend rate, and (iv) 10-year option term.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2006 (except for those transactions that are not required to be separately reported under the rules of the SEC for disclosure of related person transactions), we have not participated in any transaction or series of related transactions (and there is no currently proposed transaction as of the date of this Proxy Statement) that involved (or is proposed to involve) an amount greater than $120,000 in which any of our directors, executive officers or members of their immediate families had (or would have) a direct or indirect material interest.

The Company's bank subsidiary has (and expects to continue to have in the future) loan transactions in the ordinary course of business with directors and officers of the Company and their associates and members of their immediate families. These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features, and none of them are disclosable by us as nonaccrual, past due, restructured or potential problems (as those terms are defined by an SEC industry guide applicable to disclosures by bank holding companies).

As required by the listing standards of NASDAQ, the Audit Committee of our Board of Directors has the authority and responsibility for reviewing and approving all related party transactions of a type and size that would be required to be reported to shareholders and the SEC under the rules of the SEC for disclosure of related person transactions. Accordingly, transactions in which we participate (or are proposed to participate) that are covered by this review and approval requirement include but are not limited to most types of financial transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships, in which any of our directors, executive officers or members of their immediate families have a direct or indirect material interest (as determined in accordance with the SEC rules) and involve an amount in excess of $120,000.

Certain types of transactions are not reportable in our annual meeting proxy statements under the SEC related person transaction disclosure rules, however, and therefore do not require Audit Committee review, including:

•
loan transactions of our Company's bank subsidiary in which our directors, executive officers or members of their immediate families may have a direct or indirect material interest, if such loans satisfy the standards (described by the preceding paragraph) for non-disclosure under the SEC rules;

•	compensation paid by us to our directors and to our “Named Executive Officers” that is disclosable as compensation in our annual meeting proxy statements and is in fact disclosed as such; and

•
compensation paid to any executive officer (other than a Named Executive Officer) if he or she is not an immediate family member of another executive officer or director, such compensation would have been reportable as compensation in this proxy statement if he or she were a Named Executive Officer for the year in question, and the compensation has been approved by our Compensation/Human Resources Committee.

Neither our Board nor its Audit Committee has adopted any written statement of policies and procedures to be applied in reviewing any such related person transactions, other than the provision in the Audit Committee charter described above that defines the types of transactions requiring review and approval. The Audit Committee, however, in reviewing and approving any such related person transaction, would be bound to abide by the standards of loyalty and care established by the Indiana Business Corporation Law for directors of corporations (like the Company) that are incorporated under Indiana law. These standards require that the directors on the Audit Committee, based on the facts then known to them, discharge their duties as members of the Audit Committee in good faith; with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and in a manner that they reasonably believe to be in the best interests of the Company.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Crowe, Chizek and Company LLC ("Crowe Chizek") served as independent registered public accounting firm for the Company with respect to the audit of the Company's financial statements for 2006 and has been engaged by the Company's Audit Committee to serve as independent registered public accounting firm for the Company with respect to the audit of the Company's financial statements for 2007. Representatives of Crowe Chizek will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

SECTION 16(a): BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who beneficially own more than ten percent of the Company's Common Shares to file with the Securities and Exchange Commission reports showing ownership of and changes in ownership of the Company's Common Shares and other equity securities. On the basis of information submitted by the Company's directors and executive officers, the Company believes that its directors and executive officers timely filed all required Section 16(a) filings for fiscal 2005 and (except as disclosed in prior years' proxy statements) for prior years, except for the inadvertent omissions of Mr. Klem to have timely filed one report for a single purchase of shares under the Company's Direct Share Purchase Plan and of Mr. Seger to have timely reported five transactions in which his company's retirement plan purchased our Company's common stock in market transactions.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

A shareholder desiring to submit a proposal for inclusion in the Company's proxy statement for the annual meeting of shareholders to be held in the year 2008 must deliver the proposal so that it is received by the Company no later than December 1, 2007. Proposals should be mailed to the Chairman of the Governance/Nominating Committee of the Board of Directors, in care of the Corporate Secretary, at German American Bancorp, Inc., 711 Main Street, Jasper, Indiana 47547-0810, by certified mail, return-receipt requested.

APPENDIX A

GERMAN AMERICAN BANCORP, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER
(As adopted by the Board of Directors on March 2, 2004)

Purpose

This Charter shall govern the operations of the Audit Committee ("Committee") of the Board of Directors of German American Bancorp, Inc.1 (the "Corporation"). The purpose of the Committee is to oversee the Corporation's accounting and financial reporting processes and the audits of the Corporation's financial statements. It is not, however, the Committee's responsibility to prepare and certify the Corporation's financial statements, to guarantee the independent auditor's report, or to guarantee other disclosures by the Corporation. Committee members are not employees of the Corporation and are not performing the functions of auditors or accountants.

Composition

The Committee shall be comprised of three or more directors, as determined by the Board of Directors, each of whom must (at the time of appointment and thereafter) satisfy the requirements for membership on an audit committee (subject to the exemptions, exceptions and cure period provisions therein permitted) specified by paragraph (d) (entitled "Audit Committee") of Rule 4350 (or any successor rule) of the Marketplace Rules of The NASDAQ Stock Market, Inc., as such requirements may from time to time be amended (as so amended from time to time, the "NASDAQ Audit Committee Rule"). In addition, at least one member of the Committee must have experience or background which results in such member's "financial sophistication" within the meaning of the NASDAQ Audit Committee Rule, taking into account the non-exclusive list of specific factors and criteria that the NASDAQ Audit Committee Rule specifies with respect to the determination of "financial sophistication." The Board of Directors may, at any time and in its complete discretion, replace a Committee member.

One member of the Committee shall serve as Chair of the Committee. The Chair shall be responsible for organizing and coordinating the activities of the Committee in discharging the responsibilities set forth in this Charter.

Meetings

The Committee shall meet at least four times each year, or more frequently as circumstances dictate. At least twice each year, the Committee shall have a regularly scheduled meeting at which only members of the Committee are present (which may be held in conjunction with other meetings of the Committee), and the Committee shall meet at least annually, and more often as warranted, with the Internal Auditor and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately. The Committee may require any officer or employee of the Corporation or its subsidiaries, or the Corporation's outside counsel or independent auditor, to attend a Committee meeting or to meet with any members of, or representatives of, the Committee, and to provide pertinent information as necessary. The Committee shall maintain minutes and other relevant documentation of all its meetings.

Authority and Responsibilities:

Responsibilities relating to registered public accounting firms. The Committee, in its capacity as a duly authorized committee of the Board of Directors, shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation or its subsidiaries, and each such registered public accounting firm must report directly to the Committee. The Committee shall approve in advance, as required by applicable laws and regulations, all auditing services and permitted non-audit services proposed to be performed for the Corporation or its subsidiaries by any such registered public accounting firm. The Committee may establish pre-approved policies and procedures pursuant to which the Corporation and its subsidiaries may engage a registered public accounting firm to perform services, provided that the policies and procedures are reasonably detailed as to the nature and scope of the particular services that are to be performed and the maximum amount of fees that may be paid for each particular service, and the Committee is informed of each service that is actually approved pursuant to such policies and procedures not later than the next scheduled meeting of the Committee. The Committee may delegate authority to one or more members of the Committee to grant such pre-approvals, provided that the decisions of such member(s) to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

1 As adopted in 2004, this Charter defined the term “Corporation” to mean “German American Bancorp” and no change in the Charter has been adopted to update the corporate name. This Appendix A, to avoid confusion, reflects the change in name of the Corporation to “German American Bancorp, Inc.” in 2006.

Complaints. The Committee shall establish procedures for:

i.    The receipt, retention, and treatment of complaints received by the Corporation or its subsidiaries regarding accounting, internal accounting controls, or auditing matters; and

ii.    The confidential, anonymous submission by employees of the Corporation or its subsidiaries of concerns regarding questionable accounting or auditing matters.

Authority to engage advisers. The Committee shall have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties.

Funding. The Committee, in its capacity as a duly authorized committee of the Board of Directors, shall have the authority to direct that the Corporation provide for appropriate funding, as determined by the Committee, for payment of:

i.    Compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation;

ii.    Compensation to any advisers employed or engaged by the Committee under this Charter; and

iii.    Ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Auditor Independence Statement. The Committee shall ensure receipt, from each registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, of a formal written statement delineating all relationships between such firm and the Corporation, consistent with Independence Standards Board Standard 1, and the Committee shall actively engage in a dialogue with such firm with respect to any disclosed relationships or services that may impact the objectivity and independence of such firm, and shall take, or recommend that the Board of Directors take, appropriate action to oversee the independence of such firm.

Related Party Transactions. The Committee shall approve all transactions with related parties, if and to the extent required by Rule 4350(h) (or any successor rule) of the Marketplace Rules of The NASDAQ Stock Market, Inc., as such requirement may from time to time be amended

Savings Provision. If and to the extent that, by reason of any change or amendment to applicable law or regulation or the NASDAQ Audit Committee Rule or other rules applicable to NASDAQ issuers, the Corporation is required to maintain an audit committee that has composition, structure, duties, authority or responsibility that is different than provided by this Charter, then (and to that extent) this Charter shall be deemed amended in such a manner as to cause the Committee to comply with such changed or amended laws, rules or regulations.

Additional Functions. In addition to the foregoing responsibilities, the Committee shall perform the following functions, in such manner and at such times as the Committee determines are necessary or appropriate from time to time under the circumstances:

2

•
Review and discuss with a representative of the independent auditors the results of the independent auditors' review of Interim Financial Information pursuant to SAS 100. The Chair may represent the entire Committee, either in person or by telephone conference call, for purposes of this review.

•
Review and discuss with management and the independent auditors at the completion of the annual audit of the Corporation's consolidated financial statements to be included in the Annual Report on Form 10-K for the last fiscal year, and prior to the execution of such Annual Report by the directors of the Corporation and by the Corporation:

(1)	the Corporation's annual consolidated financial statements and related footnotes;

(2)	the independent auditors' audit of the consolidated financial statements and their report;

(3)	any difficulties or disputes with management encountered during the course of the audit; and

(4)
other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards, including discussions relating to the independent auditors' judgments about such matters as the quality, not just the acceptability, of the Corporation's accounting practices and other items set forth in SAS 61 (Communication with Audit Committees) or other such auditing standards that may in time modify, supplement or replace SAS 61.

•	Prepare an Audit Committee Report for inclusion in the annual stockholders' meeting proxy statement, which shall state whether the Committee:

(1)	has reviewed and discussed the audited consolidated financial statements with management;

(2)	has discussed with the independent auditors the matters required to be discussed by SAS 61, as may be modified, supplemented or replaced;

(3)	has received the written disclosures from the independent auditors required by ISB Standard No. 1, as may be modified or supplemented, and has discussed with the auditors their independence; and

(4)
has recommended to the Board of Directors, based on the review and discussion referred to in above items (1) through (3), that the Corporation's consolidated financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

•	Review and reassess the adequacy of this Charter on an annual basis.

•	Review and discuss reports submitted to the Committee by the Internal Auditor and independent auditors.

•	Review and concur in the appointment, replacement, reassignment or dismissal of the Internal Auditor.

•	Review the performance of the internal audit department, including its reporting, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

•	Review, as needed, the Corporation's audit policy.

In addition to the activities described above, the Committee will perform such other functions, as necessary or appropriate under law, the Corporation's Articles of Incorporation or By-laws, and the resolutions and other directives of the Board of Directors.

3

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delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you

GERMAN AMERICAN BANCORP, INC.	access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
C/O SHAREHOLDER RELATIONS
711 MAIN STREET	ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
JASPER, IN 47546	If you would like to reduce the costs incurred by German American
Bancorp, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until
11:59 P.M. Eastern Time the day before the cut-off date or meeting date.
Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to German American Bancorp, Inc.,
c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:				GABNK1	KEEP THIS PORTION FOR YOUR RECORDS

	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.				DETACH AND RETURN THIS PORTION ONLY

GERMAN AMERICAN BANCORP, INC.

		For	Withhold	For All	To withhold authority to vote for any individual
THE DIRECTORS RECOMMEND A VOTE "FOR" ITEM 1.		All	All	Except	nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.

1. Vote On Directors:		0	0	0

01)	Douglas A. Bawel
02)	J. David Lett
03)	Larry J. Seger

2. In their discretion upon such matters that may properly come before the meeting or any adjournment or adjournments thereof.
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR Item 1. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners)
Date

GERMAN AMERICAN BANCORP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS April 26, 2007
The shareholder(s) hereby appoint(s) U. Butch Klem and Michael J. Voyles, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of German American Bancorp, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m. Central Daylight Savings Time on April 26, 2007, at the German American Bancorp Inc.'s Corporate Offices at 711 Main Street in Jasper, Indiana, and at any adjournment or postponement thereof.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE.